News Release

International Paper Reports First Quarter 2020 Results

MEMPHIS, Tenn. – April 30, 2020 – International Paper (NYSE: IP) today reported first quarter 2020 financial results.

FIRST QUARTER 2020 HIGHLIGHTS

•First quarter net earnings (loss) attributable to International Paper of $(141) million ($(0.36) per diluted share), compared with $165 million ($0.42 per diluted share) in the fourth quarter of 2019 and $424 million ($1.05 per diluted share) in the first quarter of 2019. First quarter 2020 net earnings included an after-tax charge of $337 million ($0.85 per diluted share) for the impairment of the net assets and write-off of foreign currency translation adjustment following the announcement of the sale of our Brazil Packaging business.
•First quarter adjusted operating earnings* (non-GAAP) of $226 million ($0.57 per diluted share) compared with $430 million ($1.09 per diluted share) in the fourth quarter of 2019 and $447 million ($1.11 per diluted share) in the first quarter of 2019
•Cash provided by operations of $649 million
•Monetized $250 million of ownership position in Graphic Packaging
•Liquidity position was $3.5 billion at quarter end, which reflects cash and committed credit facilities
COVID-19 HIGHLIGHTS

•Essential business committed to the health and safety of our employees and serving our customers
•Taking prudent actions to further strengthen liquidity
•Strong immediate demand for corrugated packaging and pulp; significant demand decline for printing papers

“International Paper had a solid first quarter in a rapidly changing environment as the impact of the COVID-19 pandemic and containment measures accelerated,” said Mark Sutton, Chairman and Chief Executive Officer. “International Paper entered this crisis in a position of strength due to our committed employees, our diverse customer base, our world-class manufacturing and supply chain capabilities and solid financial footing. Given the unprecedented uncertainty regarding the ultimate economic impact of COVID-19, we are taking prudent steps to further strengthen the company’s liquidity.”

Sutton added, “I am especially grateful to our manufacturing, converting and supply chain frontline teams around the world – their health and safety is our most important responsibility as we provide essential products to our customers.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Net Earnings (Loss) Attributable to International Paper	$(0.36)	$0.42	$1.05
Add Back – Non-Operating Pension Expense (Income)	(0.01)	0.02	0.02
Add Back – Net Special Items Expense (Income)	0.94	0.65	0.04
Adjusted Operating Earnings*	$0.57	$1.09	$1.11

* Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of special items, net and non-operating pension expense (income), see the Consolidated Statement of Operations and related notes.

Select Financial Measures

(In millions)	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Net Sales	$5,352	$5,498	$5,643
Net Earnings (Loss) Attributable to International Paper	(141)	165	424
Business Segment Operating Profit	512	669	600
Adjusted Operating Earnings	226	430	447
Cash Provided By (Used For) Operations	649	928	733
Free Cash Flow*	363	565	440

* Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (e) below under "Sales and Earnings by Business Segment". First quarter 2020 business segment net sales and operating profits compared with the fourth quarter of 2019 and the first quarter of 2019 are as follows:
Business Segment Results

(In millions)	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Net Sales by Business Segment
Industrial Packaging	$3,819	$3,810	$3,832
Global Cellulose Fibers	568	577	689
Printing Papers	908	1,067	1,065
Corporate and Inter-segment Sales	57	44	57
Net Sales	$5,352	$5,498	$5,643
Operating Profit (Loss) by Business Segment
Industrial Packaging	$470	$605	$421
Global Cellulose Fibers	(54)	(45)	35
Printing Papers	96	109	144
Total Business Segment Operating Profit	$512	$669	$600
Industrial Packaging operating profits in the first quarter of 2020 were $470 million compared with $605 million in the fourth quarter of 2019. In North America, earnings decreased due to lower sales prices for boxes and export containerboard, higher planned maintenance outage expenses and higher operating costs driven by the Riverdale mill conversion. Demand for export containerboard improved and input costs were lower, primarily for energy. Earnings were negatively impacted by the non-repeat of a favorable inventory valuation adjustment in the fourth quarter of 2019. In Europe, earnings improved driven by seasonally higher volumes, primarily in Morocco and Turkey and continued performance improvements at the Madrid, Spain mill, slightly offset by unfavorable foreign currency impacts, primarily in Morocco.
Global Cellulose Fibers operating profits (losses) in the first quarter of 2020 were $(54) million compared with $(45) million in the fourth quarter of 2019. Earnings decreased driven by lower average sales prices and higher planned maintenance outage expenses partially offset by a favorable inventory valuation adjustment in the first quarter of 2020.
Printing Papers operating profits in the first quarter of 2020 were $96 million compared with $109 million in the fourth quarter of 2019. In North America, earnings decreased due to lower export and domestic sales volumes, seasonally higher operating costs and higher planned maintenance outage expenses. Earnings benefited from the non-repeat of an unfavorable inventory valuation adjustment in the fourth quarter of 2019. In Brazil, earnings decreased due to seasonally lower sales volumes and lower margins driven by geographic mix slightly offset by lower input costs and favorable foreign currency impacts. In Europe and Russia, earnings increased primarily due to lower operating costs in both regions, lower planned maintenance outage expenses and input costs in Europe, slightly offset by lower sales prices in both regions and lower sales volumes in Russia.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $(35) million in the first quarter of 2020 compared with $21 million in the fourth quarter of 2019. Operationally, earnings decreased slightly driven by lower sales prices for hardwood pulp, softwood pulp and containerboard to China and Russia. The Company recognized a non-cash after-tax foreign exchange loss of $51 million in the first quarter of 2020 ($0.13 per diluted share), compared with a gain of $8 million in the fourth quarter of 2019 ($0.02 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our 18.7% ownership position were $7 million in the first quarter of 2020, compared with $9 million in the fourth quarter of 2019.

CORPORATE EXPENSES
Corporate expenses were $32 million for the first quarter of 2020, compared with $9 million in the fourth quarter of 2019.

EFFECTIVE TAX RATE
The reported effective tax rate for the first quarter of 2020 was (588)%, compared to a 2019 fourth quarter reported effective tax rate of 66%. The reported effective tax rate in the first quarter reflects the impact of a non-deductible impairment of our Brazil packaging business, noted below as a special item. The tax rate in the fourth quarter reflects additional tax expense primarily related to a foreign deferred tax valuation allowance.
Excluding special items and non-operating pension expense, the operational effective tax rate for the first quarter of 2020 was 29%, compared with 26% for the fourth quarter of 2019. The higher operational effective tax rate in the first quarter is primarily related to the final measurement of the tax deduction for equity-classified awards, treated as a discrete period item.

EFFECTS OF SPECIAL ITEMS
Special items in the first quarter of 2020 amount to a net after-tax charge of $372 million ($0.94 per diluted share) compared with $258 million ($0.65 per diluted share) in the fourth quarter of 2019 and $15 million ($0.04 per diluted share) in the first quarter of 2019. Special items in all periods include the following charges (gains):

	First Quarter 2020		Fourth Quarter 2019		First Quarter 2019
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$8	$6	$21	$16	$—	$—
EMEA Packaging business optimization	—	—	15	12	—	—
Total restructuring and other charges, net	8	6	36	28	—	—
Brazil Packaging impairment	344	337	—	—	—	—
Environmental remediation reserve adjustment	41	31	10	8	—	—
India transaction	17	17	5	4	—	—
Abandoned property removal	9	7	15	12	11	8
Gain on sale of portion of equity investment in Graphic Packaging	(33)	(25)	—	—	—	—
Foreign value-added tax refund accrual	(3)	(2)	(6)	(4)	—	—
Global Cellulose Fibers goodwill impairment	—	—	52	42	—	—
Litigation reserves	—	—	19	14	—	—
Multi-employer pension plan exit liability adjustment	—	—	—	—	16	12
Gain on sale of EMEA Packaging box plant	—	—	—	—	(7)	(6)
Other	1	1	5	4	1	1
Foreign deferred tax valuation allowance	—	—	—	203	—	—
Tax expense (benefit) related to internal investment restructuring	—	—	—	(53)	—	—
Total special items, net	$384	$372	$136	$258	$21	$15

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 3073251. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 3073251.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ more than 50,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2019 were $22 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on our operations, impacts of the pandemic on commercial activity, our customers and business partners and consumer preferences and demand, supply chain disruptions, and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition International Paper faces, cyclicality and changes in consumer preferences, demand and pricing for International Paper products (including changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in International Paper’s credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of International Paper’s future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of International Paper's manufacturing facilities (including as the result of the COVID-19 pandemic); (viii) risks inherent in conducting business through joint ventures; (ix) International Paper’s ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks, and (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in International Paper’s press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2020		2019		2019
Net Sales	$5,352		$5,643		$5,498
Costs and Expenses
Cost of products sold	3,746	(a)	3,929	(a)	3,666	(a)
Selling and administrative expenses	418		413		445	(g)
Depreciation, amortization and cost of timber harvested	323	(b)	315	(b)	343	(b)
Distribution expenses	407		389		392
Taxes other than payroll and income taxes	44		43		42
Restructuring and other charges, net	8	(c)	—		36	(c)
Net (gains) losses on sales and impairments of businesses	344	(d)	(7)	(d)	52	(d)
Net (gains) losses on sales of equity method investments	(33)	(e)	—		—
Interest expense, net	117	(f)	133		113	(f)
Non-operating pension expense (income)	(6)		10		9
Earnings (Loss) Before Income Taxes and Equity Earnings	(16)		418		400
Income tax provision (benefit)	94		106		263	(h)
Equity earnings (loss), net of taxes	(31)		114		29
Net Earnings (Loss)	(141)		426		166
Less: Net earnings (loss) attributable to noncontrolling interests	—		2		1
Net Earnings (Loss) Attributable to International Paper Company	$(141)		$424		$165
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$(0.36)		$1.06		$0.42
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$(0.36)		$1.05		$0.42
Average Shares of Common Stock Outstanding - Diluted	392.6		403.2		395.6

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $41 million ($31 million after taxes) and $10 million ($8 million after taxes) for three months ended March 31, 2020 and December 31, 2019, respectively, for environmental remediation reserve adjustments, charges of $17 million (before and after taxes) and $3 million (before and after taxes) for the three months ended March 31, 2020 and December 31, 2019, respectively, for the fair value adjustment of our remaining investment in India, pre-tax charges of $9 million ($7 million after taxes), $11 million ($8 million after taxes) and $15 million ($12 million after taxes) for the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively, for the removal of abandoned property at our mills, pre-tax income of $2 million ($1 million after taxes) and $3 million ($2 million after taxes) for the three months ended March 31, 2020 and December 31, 2019 respectively, for the accrual of a foreign value-added tax refund, a pre-tax charge of $16 million ($12 million after taxes) for the three months ended March 31, 2019 for costs associated with a multi-employer pension plan exit liability, a pre-tax charge of $19 million ($14 million after taxes) for the three months ended December 31, 2019 for litigation reserves and a charge of $2 million (before and after taxes) for the three months ended December 31, 2019 for the write-off of inventory related to the optimization of our EMEA Packaging business.

(b)	Includes pre-tax charges of $1 million (before and after taxes), $1 million (before and after taxes) and $2 million ($1 million after taxes) for the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(c)	Includes pre-tax charges of $8 million ($6 million after taxes) and $21 million ($16 million after taxes) for the three months ended March 31, 2020 and December 31, 2019, respectively, for debt extinguishment costs and a pre-tax charge of $15 million ($12 million after taxes) for the three months ended December 31, 2019 primarily for severance related to the optimization of our EMEA Packaging business.

(d)	Includes a pre-tax loss of $20 million ($13 million after taxes) for the three months ended March 31, 2020 for the impairment of the net assets of our Brazil Packaging business, a loss of $324 million (before and after taxes) for the three months ended March 31, 2020 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale, a pre-tax gain of $7 million ($6 million after taxes) and a loss of $1 million (before and after taxes) for the three months ended March 31, 2019 and December 31, 2019 respectively, related to the sale of a box plant in our EMEA packaging business, a pre-tax loss of $52 million ($42 million after taxes) for the three months ended December 31, 2019 related to the impairment of goodwill in our Global Cellulose Fibers business and a gain of $1 million (before and after taxes) for the three months ended December 31, 2019 for the impairment of the net assets of our India Papers business.

(e)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the three months ended March 31, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging.

(f)	Includes pre-tax income of $1 million (before and after taxes) and $3 million ($2 million after taxes) for the three months ended March 31, 2020 and December 31, 2019, respectively, for interest income associated with the accrual of a foreign value-added tax refund.

(g)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the three months ended December 31, 2019 for transaction costs associated with the divestiture of our India Papers business.

(h)	Includes tax expense of $203 million for the three months ended December 31, 2019 related to a foreign deferred tax valuation allowance and a tax benefit of $53 million for the three months ended December 31, 2019 related to an internal investment restructuring.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Net Earnings (Loss) Attributable to International Paper Company	$(141)	$424	$165
Add back: Non-operating pension expense (income)	(5)	8	7
Add back: Special items expense (income)	372	15	258
Adjusted Operating Earnings	$226	$447	$430

	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Diluted Earnings per Common Share as Reported	$(0.36)	$1.05	$0.42
Add back: Non-operating pension expense (income)	(0.01)	0.02	0.02
Add back: Special items expense (income)	0.94	0.04	0.65
Adjusted Operating Earnings per Share	$0.57	$1.11	$1.09
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (special items) as reflected in the Consolidated Statement of Operations and related notes from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2020		2019		2019
Industrial Packaging	$3,819		$3,832		$3,810
Global Cellulose Fibers	568		689		577
Printing Papers	908		1,065		1,067
Corporate and Inter-segment Sales	57		57		44
Net Sales	$5,352		$5,643		$5,498
Operating Profit by Business Segment
	Three Months Ended March 31,				Three Months Ended December 31,
	2020		2019		2019
Industrial Packaging	$470		$421		$605
Global Cellulose Fibers	(54)		35		(45)
Printing Papers	96		144		109
Total Business Segment Operating Profit	$512		$600		$669

Earnings (Loss) Before Income Taxes and Equity Earnings	$(16)		$418		$400
Interest expense, net	117	(a)	133		113	(a)
Noncontrolling interest/equity earnings adjustment (d)	—		(3)		(1)
Corporate expenses, net	32		21		9
Corporate special items, net	33	(b)	—		56	(b)
Business special items, net	352	(c)	21	(c)	83	(c)
Non-operating pension expense (income)	(6)		10		9
Business Segment Operating Profit (e)	$512		$600		$669
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$(35)		$101		$21
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$7		$13		$9

(a)	Includes income of $1 million and $3 million for the three months ended March 31, 2020 and December 31, 2019, respectively, for interest income associated with the accrual of a foreign value-added tax refund.

(b)	Includes charges of $41 million and $10 million for the three months ended March 31, 2020 and December 31, 2019, respectively, for environmental remediation reserve adjustments, charges of $17 million and $3 million for the three months ended March 31, 2020 and December 31, 2019, respectively, for the fair value adjustment of our remaining investment in India, a gain of $33 million for the three months ended March 31, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging, charges of $8 million and $21 million for the three months ended March 31, 2020 and December 31, 2019, respectively, for debt extinguishment costs, a charge of $19 million for the three months ended December 31, 2019 for litigation reserves and a charge of $3 million for the three months ended December 31, 2019 for transaction costs associated with the divestiture of our India Papers business.

(c)	Related to Industrial Packaging, includes a charge of $20 million for the three months ended March 31, 2020 for the impairment of the net assets of our Brazil Packaging business, a loss of $324 million for the three months ended March 31, 2020 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale, charges of $6 million, $8 million and $10 million for the three months ended March 31, 2020, March 31, 2019 and December 31, 2019, respectively, for the removal of abandoned property at our mills, income of $2 million for the three months ended March 31, 2020 for the accrual of a foreign value-added tax refund, a charge of $16 million for the three months ended March 31, 2019 for costs associated with a multi-employer pension plan exit liability, a gain of $7 million and a loss of $1 million for the three months ended March 31, 2019 and December 31, 2019, respectively, related to the sale of a box plant in our EMEA Packaging business and a charge of $17 million for the three months December 31, 2019 related to the optimization of our EMEA Packaging business.

Related to Global Cellulose Fibers, includes charges of $3 million for each of the three months ended March 31, 2020 and March 31, 2019 and $4 million for the three months ended December 31, 2019 for the removal of abandoned property at our mills and a charge of $52 million for the three months ended December 31, 2019 related to the impairment of goodwill.
Related to Printing Papers, includes charges of $1 million for each of the three months ended March 31, 2020 and March 31, 2019 and $2 million for the three months ended December 31, 2019 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production, a charge of $1 million for the three months ended December 31, 2019 for the removal of abandoned property at our mills, a gain of $1 million for the three months ended December 31, 2019 for the impairment of the net assets of our India Papers business and income of $3 million for the three months ended December 31, 2019 for the accrual of a foreign value-added tax refund.

(d)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.
(e)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of equity earnings and noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate special items, net, business special items, net and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2020	2019	2019
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,624	2,535	2,644
Containerboard	827	697	769
Recycling	416	609	598
Saturated Kraft	48	41	34
Gypsum /Release Kraft	56	51	50
Bleached Kraft	7	7	5
EMEA Packaging (b)	441	370	414
Brazilian Packaging (b)	90	85	94
European Coated Paperboard	111	104	105
Industrial Packaging	4,620	4,499	4,713
Global Cellulose Fibers (In thousands of metric tons) (c)	901	859	895
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	415	448	459
European & Russian Uncoated Papers	360	354	383
Brazilian Uncoated Papers	240	244	344
Indian Uncoated Papers	—	68	23
Printing Papers	1,015	1,114	1,209

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash and Temporary Investments	$1,239	$511
Accounts and Notes Receivable, Net	3,226	3,280
Contract Assets	423	393
Inventories	2,002	2,208
Assets Held for Sale	112	—
Other	213	247
Total Current Assets	7,215	6,639
Plants, Properties and Equipment, Net	12,691	13,004
Forestlands	308	391
Investments	1,370	1,721
Financial Assets of Variable Interest Entities	7,093	7,088
Goodwill	3,304	3,347
Right of Use Assets	422	434
Deferred Charges and Other Assets	812	847
Total Assets	$33,215	$33,471
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$664	$168
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	4,220
Accounts Payable and Other Current Liabilities	4,094	4,258
Liabilities Held for Sale	364	—
Total Current Liabilities	9,342	8,646
Long-Term Debt	9,561	9,597
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,087	2,085
Deferred Income Taxes	2,662	2,633
Pension Benefit Obligation	1,521	1,578
Postretirement and Postemployment Benefit Obligation	252	270
Long-Term Lease Obligations	293	304
Other Liabilities	636	640
Equity
Invested Capital, Net of Treasury Stock	(1,205)	(695)
Retained Earnings	8,062	8,408
Total International Paper Shareholders’ Equity	6,857	7,713
Noncontrolling interests	4	5
Total Equity	6,861	7,718
Total Liabilities and Equity	$33,215	$33,471

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net earnings (loss)	$(141)	$426
Depreciation, amortization and cost of timber harvested	323	315
Deferred income tax expense (benefit), net	35	22
Restructuring and other charges, net	8	—
Net (gains) losses on sales of equity method investments	(33)	—
Net (gains) losses on sales and impairments of businesses	344	(7)
Equity method dividends received	5	6
Equity (earnings) losses, net	31	(114)
Periodic pension expense, net	11	26
Other, net	166	46
Changes in current assets and liabilities
Accounts and notes receivable	(107)	26
Contract assets	(33)	(15)
Inventories	60	(22)
Accounts payable and accrued liabilities	(31)	34
Interest payable	(12)	(25)
Other	23	15
Cash Provided By (Used For) Operating Activities	649	733
Investment Activities
Invested in capital projects, net of insurance recoveries	(286)	(293)
Acquisitions, net of cash acquired	—	(17)
Proceeds from sales of equity method investments	250	—
Proceeds from sales of businesses, net of cash divested	—	17
Proceeds from sale of fixed assets	1	3
Other	—	(4)
Cash Provided By (Used For) Investment Activities	(35)	(294)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(41)	(229)
Issuance of debt	560	208
Reduction of debt	(136)	(142)
Change in book overdrafts	(9)	(25)
Dividends paid	(202)	(201)
Other	(7)	—
Cash Provided By (Used for) Financing Activities	165	(389)
Cash Included in Assets Held for Sale	(9)	—
Effect of Exchange Rate Changes on Cash	(42)	2
Change in Cash and Temporary Investments	728	52
Cash and Temporary Investments
Beginning of the period	511	589
End of the period	$1,239	$641

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2020	2019
Cash Provided By (Used For) Operating Activities	$649	$733
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(286)	(293)
Free Cash Flow	$363	$440

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.